EXHIBIT 10.3

EARNOUT AGREEMENT

This EARNOUT AGREEMENT (this “Agreement”) is entered into this 31st day of July, 2008 by and between Orthodyne Electronics Corporation (“Orthodyne”) and Kulicke and Soffa Industries, Inc. (the “Company,” and together with Orthodyne, the “Parties”). The Parties are entering into this Agreement in connection with Orthodyne’s sale of the Purchased Assets to the Company, pursuant to an Asset Purchase Agreement, dated as of July 31, 2008, by and among Orthodyne and the Company (the “Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, as part of the transactions contemplated in the Purchase Agreement, Orthodyne shall be entitled to certain payments in addition to those set forth in the Purchase Agreement based upon the financial performance of the Business.

WHEREAS, Orthodyne and the Company have agreed that calculation and payment of such earnout amounts is to be made in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions contained herein, Orthodyne and the Company agree as follows:

1.	Definitions.

“Additional Earnout” means, with respect to the three-year period following the Commencement Date, up to an aggregate of $10 million, the payment of which shall be made in cash based on the formula set forth on Exhibit A hereto.

“Base Earnout” means, with respect to each of the twelve-month periods ending on the first, second and third anniversary of the Commencement Date, up to an aggregate of $30 million, the payment of which shall be made in cash based on the formula set forth on Exhibit A hereto.

“Budgeted Gross Profit” means, for each Earnout Period, the amount set forth on Exhibit A.

“Commencement Date” shall mean the Closing Date if the Closing Date coincides with the first day of a fiscal quarter of the Company or, if the Closing Date does not coincide with the first day of a fiscal quarter of the Company, the Commencement Date shall be the first day of the fiscal quarter succeeding the Closing Date.

“Earnout Payment” means each payment made pursuant to Section 2(a) below on account of Base Earnout and Additional Earnout.

“Earnout Periods” means the twelve-month periods ending on the first, second and third anniversaries of the Commencement Date, respectively.

“Forecast” means the forecast provided by Orthodyne to the Company on which the Company’s valuation of the Business was based, which is set forth on Exhibit C.

“Gross Profit” shall have the meaning assigned to such term in Section 3(a).

“Gross Profit Statement” shall have the meaning assigned to such term in Section 3(b)(i).

“Independent Accounting Firm” shall have the meaning assigned to such term in Section 3(b)(ii).

“Maximum Aggregate Earnout Amount” means $40 million.

“Term” means the period commencing on the Commencement Date and ending on the third anniversary thereof.

2.	Earnout Payment.

(a) Period for Payment. The Budgeted Gross Profit, Base Earnout and Additional Earnout for each of the Earnout Periods shall be as set forth on Exhibit A.

(b) Earnout Payment.

(i) For each Earnout Period during the Term, the Company shall, pursuant to Section 3, calculate the Gross Profit for such period and shall pay to Orthodyne the Base Earnout that corresponds to the amount of Gross Profit set forth in the Base Earnout table on Exhibit A with respect to such Earnout Period; provided that the Base Earnout for the first Earnout Period shall not exceed $10 million and the aggregate Base Earnout for the first and second Earnout Periods shall not exceed $20 million.

(ii) If the cumulative Gross Profit during the Term, as determined pursuant to Section 3, exceeds the Budgeted Gross Profit for the Term, the Company shall pay to Orthodyne the Additional Earnout attributable to such amount of Gross Profit set forth in the Additional Earnout table on Exhibit A.

(iii) The Earnout Payment with respect to each Earnout Period shall be paid to Orthodyne as soon as practicable after the amount of the Earnout Payment has been determined and any dispute with respect thereto has been settled pursuant to Section 3.

(iv) Orthodyne shall not be entitled to any interest on any payments under this Agreement.

(v) For the sake of clarity, Exhibit A hereto sets forth examples of the application of this Section 2 to different amounts of Gross Profit.

(c) Right of Setoff. The Company shall have the right to withhold and set off, against any amount due Orthodyne hereunder, any amount owed by Orthodyne to the Company or the Company pursuant to any claim for indemnification or payment of damages to which the Company may be entitled under the Purchase Agreement or any other agreement entered into in connection with the transactions contemplated therein.

3.	Computation of Gross Profit.

(a) Calculation of Gross Profit. “Gross Profit” shall mean the gross profit of the Business for any Earnout Period, as determined in accordance with GAAP and shall be calculated as set forth on Exhibit B hereto.

(b) Time of Determination.

(i) For each quarter during the Term, the Company shall prepare or cause to be prepared and delivered to Orthodyne, within 10 days after completion by the Company’s independent accountants of their audit or review, as applicable, of the Company’s financial statements, but in no event more than 10 days following the date the Company files its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as applicable, a written statement setting forth the computation of Gross Profit of the Company for such quarter (the “Gross Profit Statement”). During the 10 Business Days immediately following Orthodyne’s receipt of the Gross Profit Statement and during the period in which any dispute with respect thereto is pending and unresolved, the Company shall provide Orthodyne reasonable access during normal business hours to such books and records of the Company as Orthodyne may reasonably request in order to review and verify the Company’s calculation of Gross Profit as set forth in the Gross Profit Statement. The Gross Profit set forth in such Gross Profit Statement shall become final and binding upon the Parties 10 Business Days following Orthodyne’s receipt thereof unless Orthodyne gives written notice of their disagreement to the Company prior to such date, setting forth in reasonable detail the basis for such disagreement.

(ii) If Orthodyne shall have any objections to the Company’s calculation of Gross Profit as set forth on the Gross Profit Statement, the Company and Orthodyne shall attempt in good faith to reach an agreement as to the matter in dispute. If the Company and Orthodyne fail to resolve such dispute within 20 Business Days after the Company’s receipt of such objection (or such longer period as mutually agreed upon by the Company and Orthodyne), then any such dispute may thereafter be referred by either Party for resolution to the Nonpartisan Accountants. The Company and Orthodyne shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final, binding and conclusive on all parties hereto. The fees and expenses of the Independent Accounting Firm incurred in resolving the dispute shall be borne by Orthodyne, unless the final determination of Gross Profit, after resolution of such dispute, exceeds the Company’s calculation of Gross Profit set forth on the Gross Profit Statement by more than 5%, in which case such fees and expenses shall be borne by the Company.

(c) Time of Payment. Any payments owed to Orthodyne pursuant to this Agreement shall be made within 10 Business Days following the date upon which the applicable Gross Profit Statement for the fourth quarter of any Earnout Period becomes final and binding pursuant to Section 3(b)(i) above or any dispute with respect to such Gross Profit Statement is resolved pursuant to Section 3(b)(ii) above.

4.	Management of the Business.

(a) Subject to applicable Law and the provisions of this Section 4, the rules and regulations of NASDAQ and the Company’s obligations to its shareholders, the Company shall be entitled to do any act (or refrain therefrom) in the conduct of the Business if they act in good faith, consistent with reasonable business practices and reasonably consider such action (or determination not to act) to be necessary and not for the purpose of adversely affecting the Gross Profit of the Business or impairing the ability of the Business to maximize Gross Profit; provided that if the Company proposes to take any action outside of the ordinary course of business that could reasonably be expected to have a material adverse effect on Gross Profit, it shall notify Orthodyne and if Orthodyne reasonably believes that such action would have a material adverse effect on Gross Profit, then the Company and Seller shall negotiate in good faith with respect to adjusting the Budgeted Gross Profit for any periods affected thereby or otherwise amending the methodology for calculation of Earnout Payments hereunder.

(b) Notwithstanding the provisions of Section 4(a) above, during the Term, the Company shall:

(i) maintain a financial record keeping system that enables the Company to separately account for all items of revenue and expense of the Business necessary to calculate Gross Profit hereunder;

(ii) subject to the provisions of Section 4(c) below, enable Orthodyne’s current management team to retain reasonable authority to make decisions regarding the operation of the Business consistent with maximizing both Gross Profit and the operating results of the Company; and

(iii) provide the Business with such commercially reasonable personnel, technical and financial resources as are appropriate to operate the Business consistent with the Forecast. The determination of whether such resources are consistent with the level of resources underlying the Forecast shall be measured by ratios, including the ratios of operating expenses to revenue, the ratio of capital expenditures to revenue, the ratio of working capital to revenue and the ratio of gross profit to revenue; provided, that any adjustment to resources shall be subject to a commercially reasonable time frame.

(c) During the Term, the Company shall consult with the Named Individual(s) then employed by the Company with respect to the selection of the President of the Company’s Orthodyne Division or his successor.

(d) If (i) the Company sells or transfers to an unrelated third party all or substantially all of the Business, including substantially all of the assets used by the Company in conducting the Business, prior to the end of the Term and (ii) such third party does not assume all of the Company’s obligations under this Agreement, then the Company shall pay to Orthodyne (x) $10.0 million in Base Earnout for each Earnout Period not yet completed as of the date of such sale or transfer, plus (y) in the event that the maximum amount of Base Earnout has been paid, or is payable pursuant to this Section 4(d), and the cumulative Gross Profit through the date of such sale or transfer, if it were to continue at the same rate for the remainder of the

Earnout Period, would result in payment in full of the Additional Earnout, the maximum amount of Additional Earnout. Such amount will be paid to Orthodyne within 30 days of the closing of such sale or transfer.

5.	Miscellaneous.

(a) Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written (including electronic) or oral, which may have related to the subject matter hereof in any way.

(b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, provided that (i) the Company may assign this Agreement or any of its rights, interests, or obligations hereunder to any of its Affiliates without the approval of Orthodyne, provided, that, notwithstanding any such assignment, the Company shall guarantee the payment obligations hereunder, (ii) subject to Section 4(d), the Company may assign this Agreement or any of its rights, interests, or obligations hereunder to a third party in connection with the sale of all or substantially all of the Business to such third party, and (iii) Orthodyne may assign this Agreement or any of its rights, interests, or obligations hereunder to a trust established for the benefit of such shareholders without the approval of the Company.

(c) Counterparts. This Agreement may be executed in two or more counterparts, and by the Parties in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(d) Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(e) Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of California. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state or federal courts of the State of California for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts). Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the state or federal courts of the State of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation, proceeding or action brought in any such court has been brought in an inconvenient forum. Each Party hereto hereby consents to process being served in any such Litigation by the mailing of a copy thereof to the address set forth in Section 5(h) below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 5(e) shall affect or eliminate any right to serve process in any other manner contemplated by applicable Law.

(f) Amendments and Waivers. This Agreement may be amended and any provision of this Agreement may be waived only if such amendment or waiver is set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(g) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

(h) Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of electronic confirmation of receipt if sent by e-mail, facsimile or other wire transmission, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

Notices to Orthodyne:

Orthodyne Electronics Corporation

16700 Red Hill Avenue

Irvine, California 92606-4802

Attention: Jason M. Livingston

Facsimile: (949) 660- 8963

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention:	Stephen T. Freeman, Esq.
Mark L. Skaist, Esq.

Facsimile: (949) 725-4100

Notices to the Company:

Kulicke and Soffa Industries, Inc.

1005 Virginia Drive

Fort Washington, Pennsylvania 19034

Attention: General Counsel

Facsimile: (215) 784-6001

with a copy to:

Drinker Biddle & Reath LLP

Suite 300

1000 Westlakes Drive

Berwyn, PA 19312-2409

Attn: Walter J. Mostek, Jr., Esq.

Phone: (610) 993-2200

Fax: (610) 993-8585

(i) Expenses. Except for payments to the Independent Accountant, if any, pursuant to Section 3(b)(ii), all costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses, provided, however, that in any collection action brought to enforce the Company’s obligation to make a payment pursuant to Section 3(c) with respect to an Earnout Payment finally determined in accordance with Section 3, the prevailing party shall be entitled to reasonably attorneys’ fees and any other costs incurred in that proceeding in addition to any other relief to which it is entitled.

(j) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(k) Construction.

(i) All references in this Agreement to “dollars” or “$” shall mean United States dollars;

(ii) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(iii) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(iv) The words “hereof” “hereby” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(v) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(vi) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s permitted successors and permitted assigns.

(vii) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(viii) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ C. Scott Kulicke
Print Name:	C. Scott Kulicke
Its:	Chief Executive Officer

ORTHODYNE:

ORTHODYNE ELECTRONICS CORPORATION

By:	/s/ Gregg S. Kelly
Print Name:	Gregg S. Kelly
Its:	President